NUMBER 10

INCORPORATED UNDER THE LAWS OF THE STATE OF NEVADA

SHARES

Digital Yearbook, Inc.

TOTAL AUTHORIZED ISSUE 150,000,000 SHARES

See Reverse for Certain Definitions

100,000,000 SHARES PAR VALUE $.0001 EACH
COMMON STOCK

50,000,000 SHARES PAR VALUE $.0001 EACH
PREFERRED STOCK

This is to Certify that ______________________________ **is the owner of**

____

FULLY PAID AND NON-ASSESSABLE SHARES OF PREFERRED STOCK OF
Digital Yearbook, Inc.

transferable on the books of the Corporation by the holder hereof in person or by duly authorized Attorney upon surrender of this Certificate properly endorsed.
Witness, *the seal of the Corporation and the signatures of its duly authorized officers.*

Dated

______________________ SECRETARY

______________________ PRESIDENT